Exhibit 99.1

FOR IMMEDIATE RELEASE

June 22, 2021

C&N Welcomes Shattuck to Board of Directors

Kate Shattuck

Wellsboro, PA – After its most recent monthly Board meeting, Citizens & Northern Corporation’s Board of Directors announced the appointment of Kate Shattuck as a Class II Director to its Board. She’ll join the Board’s Compensation Committee and the Governance and Nominating Committee.

Terry Lehman, Chairman of the Board, said, “In addition to her impressive background, Kate is a highly respected professional with local ties who brings unique expertise to our strong board of directors. We are pleased to welcome her to the C&N family and look forward to the impact she will make.”

Ms. Shattuck is a Senior Client Partner at Korn Ferry, the global leader in talent management and executive search, where she serves as a specialist in the Financial Markets sector and also co-founded and co-leads the firm’s work in Impact and ESG Investing.

In delivering integrated talent management solutions, Kate partners with boards and leadership teams to design, build and attract executives to make an impact on organizations. She works with consumer and commercial banks, asset managers and impact investors focused on leadership succession to build and develop effective leadership teams at the C-suite, board and senior executive levels.

Kate holds a Master’s degree in Business Administration from Harvard Business School and a Master’s degree in Public Administration from Harvard University’s Kennedy School of Government. She earned a Bachelor of Science degree from The United States Military Academy at West Point. Currently, Kate serves as a board member of the West Point Association of Graduates Board of Directors and the Women’s Advisory Council for the Girl Scouts of the National Capital Region. She also volunteers for the Forte Foundation, an organization working to launch women into fulfilling, significant careers through access to business education, and she is an Ironman finisher.

Kate is originally from Blossburg, PA and was raised in Towanda, PA. She resides with her family in Wysox, PA.

About C&N: C&N is an independent community bank providing complete banking, financial, investment and insurance services through 29 full-service offices located throughout Bradford, Bucks, Cameron, Chester, Lycoming, McKean, Potter, Sullivan and Tioga, counties in Pennsylvania and Steuben County in NY. C&N also operates loan production offices in Elmira, NY and York, PA. C&N can be found online at cnbankpa.com. The Company’s stock is listed on NASDAQ under the symbol CZNC.